UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 30, 2005

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 30, 2005, the Company entered into a 2005 Put/Call Order Specification which increased the transaction amount under the Amended and Restated Prepaid Share Option Agreement dated as of May 31, 2002, and amended August 28, 2003, between the Company and Citigroup Global Markets Limited (“Prepaid Share Option Agreement”).

Because a portion of the Company’s deferred compensation liabilities are based upon the Company’s common stock price, the Company is subject to market risk, which can result in significant expense volatility. In order to mitigate this market risk, the Company entered into the Prepaid Share Option Agreement. The Prepaid Share Option Agreement, as modified by the 2005 Put/Call Order Specification, creates a hedge for the Company’s stock-denominated liabilities by establishing a series of countering put/call options with respect to the Company’s common stock. Changes in value of the put/call options are recorded in selling, general and administrative expense and are intended to counter gains or losses in the Company’s benefit liabilities denominated in common stock equivalents. The 2005 Put/Call Order Specification increased the number of countering put/call options in order to counter an increase in stock-denominated liabilities.

The form of the 2005 Put/Call Order Specification is attached to this filing as Exhibit 10.1, and the Prepaid Share Option Agreement is filed as an exhibit to the Company’s Annual Report on Form 10K for the year ended September 30, 2003.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: November 30, 2005

EXHIBIT INDEX

Exhibit No.

10.1   Form of 2005 Put/Call Order Specification.